Exhibit 10.1

AMENDMENT NO. 1
TO THE AT THE MARKET SALES AGREEMENT

November 13, 2026

A.G.P./Alliance Global Partners. 590 Madison Avenue, 28th Floor New York, New York 10022	, New York 10013

Maxim Group LLC. 300 Park Avenue, 16th Floor New York, New York 10022	9AJ, United Kingdom

Ladies and Gentlemen:

Reference is made to the At the Market Sales Agreement (the “ATM Agreement”), dated March 24, 2026, by and between Cingulate Inc., a Delaware corporation (the “Company”) and A.G.P./Alliance Global Partners, as sales agent (“A.G.P.”), pursuant to which the Company may offer and sell, from time to time through A.G.P., shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), for aggregate gross proceeds of up to $100,000,000 (the “Placement Shares”). In connection with the foregoing, the parties hereto wish to amend the ATM Agreement through this Amendment No. 1 (this “Amendment”) to make certain changes to the ATM Agreement with effect on and after the date hereof (the “Effective Date”). Capitalized terms used herein but not defined shall have the meaning ascribed to them in the ATM Agreement.

WHEREAS, the Company and A.G.P. desire to amend the ATM Agreement to add Maxim Group LLC (“Maxim”) as an additional Sales Agent; and

WHEREAS, Maxim desires to become an additional Sales Agent under the terms of the ATM Agreement.

NOW THEREFORE, in consideration of the mutual promises contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment, intending to be legally bound, hereby amend the ATM Agreement and agree as follows.

SECTION 1. Amendments to the ATM Agreement. The parties hereto agree, from and after the Effective Date, that:

(a) All references in the ATM Agreement to the “Sales Agent” shall be deemed to refer to each of A.G.P. and Maxim, individually and collectively, as the context requires (each a “Sales Agent” and together, the “Sales Agents”).

(b) Section 12 of the ATM Agreement is amended and restated in its entirety to read as follows:

“12. Notices. All notices or other communications required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing, unless otherwise specified, and if sent to the Sales Agents, shall be delivered to:

“A.G.P./Alliance Global Partners

590 Madison Avenue, 28th Floor

New York, NY 10022

Attention: Thomas J. Higgins

Maxim Group LLC

300 Park Avenue, 16th Floor

New York, NY 10022

Attention: Eric Cheng

with a copy (which shall not constitute notice) to:

Thompson Hine LLP

300 Madison Avenue, 27th Floor

New York, NY 10017-623

Attention: Faith L. Charles, Esq.

and if to the Company, shall be delivered to:

Cingulate Inc.

1901 W. 47th Place

Kansas City, KS 66205

Attention: Shane J. Schaffer

with a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP

One Lowenstein Drive

Roseland, NJ 07068

Attention: Michael Lerner

Each party may change such address for notices by sending to the other parties to this Agreement written notice of a new address for such purpose. Each such notice or other communication shall be deemed given (i) when delivered personally on or before 4:30 p.m., New York City time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a nationally-recognized overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid). For purposes of this Agreement, “Business Day” shall mean any day on which the Exchange and commercial banks in the City of New York are open for business.

An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this Section 12 if sent to the electronic mail address specified by the receiving party under separate cover. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives confirmation of receipt by the receiving party (other than pursuant to auto-reply). Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a nonelectronic form (“Nonelectronic Notice”) which shall be sent to the requesting party within ten (10) days of receipt of the written request for Nonelectronic Notice.”

(c) Section 7(g) of the ATM Agreement is hereby amended by deleting the reference to “$2,500” in the proviso relating to the reimbursement of the Sales Agent’s reasonable and documented out-of-pocket expenses related to quarterly maintenance of the Agreement and replacing it with “$3,500”.

SECTION 2. No Other Amendments; References to Agreements. Except as set forth in this Amendment, all other terms and provisions of the ATM Agreement shall continue in full force and effect. All references to the “Agreement” in the ATM Agreement or in any other document executed or delivered in connection therewith shall, from the Effective Date, be deemed a reference to the ATM Agreement as amended by this Amendment. Notwithstanding anything to the contrary contained herein, this Amendment shall not have any effect on offerings or sales of the Placement Shares prior to the Effective Date or on the terms of the ATM Agreement and the rights and obligations of the parties thereunder, insofar as they relate to such offerings or sales, including, without limitation, the representations, warranties and agreements (including the indemnification and contribution provisions) contained in the ATM Agreement.

SECTION 3. Governing Law; Construction. This Amendment, and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Amendment (each a “Claim”), directly or indirectly, shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 4. Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Amendment.

SECTION 5. Counterparts. This Amendment may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

[Signature Pages Follow]

If the foregoing correctly sets forth the understanding between the Company and the Sales Agents, please so indicate in the space provided below for that purpose, whereupon this letter and your acceptance shall constitute a binding agreement among the Company and the Sales Agents.

Very truly yours,

CINGULATE INC.

By:	/s/ Shane J. Schaffer
Name:	Shane J. Schaffer
Title:	President and Chief Executive Officer

Accepted and agreed to as of the date first above written:

A.G.P./ALLIANCE GLOBAL PARTNERS

By:	/s/ Thomas J. Higgins
Name:	Thomas J. Higgins
Title:	Managing Director

MAXIM GROUP LLC

By:	/s/ Ritesh M. Veera
Name:	Ritesh M. Veera
Title:	Co-Head of Investment Banking